Term Sheet No. G2 To the Prospectus dated March 29, 2007 Prospectus Supplement dated March 24, 2008, Underlying Supplement dated August 13, 2008 and Product Supplement No. 3IIC dated July 8, 2008	Filed Pursuant to Rule 433 Registration No. 333-132936-14 August 29, 2008
Credit Suisse
Structured Investments	Credit Suisse $ 90% Principal Protected ProNotes® Linked to the S&P 500® Index due September 30, 2010

General

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The securities are designed for investors who seek exposure to appreciation of the S&P 500® Index from the pricing date to the final valuation date.  Investors should be willing to forgo interest and dividend payments, and to lose up to 10% of their original investment at maturity if the S&P 500® Index depreciates below the Initial Level.

•	Senior unsecured obligations of Credit Suisse, acting through its Nassau Branch, maturing September 30, 2010†.
•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples thereof.
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The securities are expected to price on or about September 25, 2008 (the “pricing date”) and are expected to settle on or about September 30, 2008.  Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms

Issuer:	Credit Suisse, acting through its Nassau Branch (Standard & Poor’s AA-, Moody’s Aa1)††
Index:	The S&P 500® Index (the “Reference Index” or “Index”). For more information on the Reference Index, see “S&P 500® Index” in the accompanying underlying supplement.
Principal Protection:	90% of the principal amount at maturity.
Redemption Amount:	You will receive a Redemption Amount in cash at maturity that will equal the principal amount of the securities you hold multiplied by the sum of 1 plus the Index Return.
Index Return:
The Index Return will be determined as follows:
•  If the Final Level is greater than or equal to the Initial Level: (Final Level – Initial Level)/Initial Level
•  If the Final Level is less than the Initial Level: ((Final Level – Initial Level)/Initial Level), subject to a maximum loss of -10%
Accordingly, the maximum loss per $1,000 principal amount is $100, and your minimum payment at maturity per $1,000 principal amount is $900 ($1,000 - $100).

Initial Level:	The official Reference Index closing level on the pricing date.
Final Level:	The arithmetic average of the Reference Index levels on the quarterly Valuation Dates.
Valuation Dates†:
December 26, 2008; March 25, 2009; June 25, 2009; September 25, 2009; December 28, 2009; March 25, 2010; June 25, 2010 and September 27, 2010.  We refer to September 27, 2010 as the “final valuation date.”

Maturity Date†:	September 30, 2010
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22546EDN1
†   Subject to postponement in the event of a market disruption event as described in the accompanying product supplement under “Description of the Securities—Market disruption events.”

††   A credit rating is not a recommendation to buy, sell, or hold the securities, and may be subject to revision or withdrawal at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to securities issued by Credit Suisse, does not enhance, affect or address the likely performance of the securities other than the ability of the Issuer to meet its obligations.

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page PS-7 of the accompanying product supplement and page IS-2 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page TS-4 of this term sheet.

Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Credit Suisse or any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this term sheet if you so request by calling 1-800-584-6837.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Underwriting Discounts and Commissions	Proceeds to Issuer
Per security	$	$	$
Total	$	$	$
The securities are not deposit liabilities and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

August 29, 2008

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

You should read this term sheet together with the prospectus dated March 29, 2007, as supplemented by the prospectus supplement dated March 24, 2008, the product supplement dated July 8, 2008 and the underlying supplement dated August 13, 2008, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated March 29, 2007:

http://www.sec.gov/Archives/edgar/data/1053092/000104746908007941/a2186710z424b2.htm

•	Prospectus supplement dated March 24, 2008:

http://www.sec.gov/Archives/edgar/data/1053092/000104746908003313/a2184026z424b2.htm

•	Product supplement No. 3IIC dated July 8, 2008:

http://sec.gov/Archives/edgar/data/1053092/000104746908008032/a2186747z424b2.htm

•	Underlying supplement dated August 13, 2008:

http://sec.gov/Archives/edgar/data/1053092/000104746908009305/a2187063z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this term sheet, the ‘‘Company,’’ ‘‘we,’’ ‘‘us,’’ or ‘‘our’’ refers to Credit Suisse.

This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement and underlying supplement and “Selected Risk Considerations” in this term sheet, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Notice to Investors

Argentina

The securities are not and will not be authorized by the Argentine Comisión Nacional de Valores for public offering in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

Uruguay

This is a private offering. The securities have not been, and will not be, registered with the Central Bank of Uruguay for public offer in Uruguay.

Brazil

Each purchaser of securities will be required to represent and agree that it has not offered or sold, and will not offer or sell, any securities in Brazil, except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations. The securities have not been and will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários—CVM).

Mexico

The securities have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This term sheet and the accompanying prospectus supplement and prospectus may not be publicly distributed in the United Mexican States.

Chile

NEITHER THE ISSUER NOR THE SECURITIES HAVE BEEN REGISTERED WITH THE SUPERINTENDENCIA DE VALORES Y SEGUROS PURSUANT TO LAW NO. 18.045, THE LEY DE MERCADO DE VALORES, AND REGULATIONS THEREUNDER. THIS TERM SHEET DOES NOT CONSTITUTE AN OFFER OF, OR AN INVITATION TO SUBSCRIBE FOR OR PURCHASE, THE SECURITIES IN THE REPUBLIC OF CHILE, OTHER THAN TO INDIVIDUALLY IDENTIFIED BUYERS PURSUANT TO A PRIVATE OFFERING WITHIN THE MEANING OF ARTICLE 4 OF THE LEY DE MERCADO DE VALORES (AN OFFER THAT IS NOT “ADDRESSED TO THE PUBLIC AT LARGE OR TO A CERTAIN SECTOR OR SPECIFIC GROUP OF THE PUBLIC”).

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (Directive 2003/71/EC) (each, a Relevant Member State), the securities may not be sold or offered or any offering materials relating thereto distributed, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, to the public (within the meaning of that Directive) in that Relevant Member State, except in circumstances which do not require the publication of a prospectus pursuant to the Prospectus Directive.

Hypothetical Redemption Amounts at Maturity for Each $1,000 Principal Amount

The table below illustrates the hypothetical Redemption Amounts at maturity for a $1,000 security principal amount for a hypothetical range of performance for the Index Return from +100% to -100% (the actual Reference Index levels will be determined on the pricing date and the Valuation Dates). You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Principal Amount of Securities	Percentage Difference between Initial Level and Final Level (Index Return)	Redemption Amount
$1,000	100%	$2,000
$1,000	80%	$1,800
$1,000	60%	$1,600
$1,000	40%	$1,400
$1,000	20%	$1,200
$1,000	0%	$1,000
$1,000	-20%	$900
$1,000	-40%	$900
$1,000	-60%	$900
$1,000	-80%	$900
$1,000	-100%	$900

Hypothetical Examples of Redemption Amounts Payable at Maturity

The following examples illustrate how the Redemption Amounts set forth in the table above are calculated.  Eight Valuation Dates, including the final valuation date, are scheduled.  Each of the examples assume the following:

•	the initial investment in the securities is $1,000; and

•	the Initial Level for the Reference Index is 1250.

Example 1: Because the arithmetic average of the Reference Index levels on the Valuation Dates is 1500, the Final Level increases by 20% from the Initial Level.  The determination of the Redemption Amount when the Final Level is greater than the Initial Level is as follows:

Redemption Amount = Principal * (1.0 + Index Return)

Redemption Amount = $1,000 * (1.0 + (Final Level-Initial Level)/Initial Level)

Redemption Amount = $1,000 * (1.0 + 0.2)

Redemption Amount = $1,200

In this example, at maturity you will receive a Redemption Amount that is greater than the amount of your investment in the securities and will participate fully in the appreciation in the level of the Reference Index.

Example 2: Because the arithmetic average of the Reference Index levels on the Valuation Dates is 1250, the Final Level equals the Initial Level.  The determination of the Redemption Amount when the Final Level is equal to the Initial Level is as follows:

Redemption Amount = Principal * (1.0 + Index Return)

Redemption Amount = $1,000 * (1.0 + (Final Level-Initial Level)/Initial Level)

Redemption Amount = $1,000 * (1.0 + 0.0)

Redemption Amount = $1,000

In this example, at maturity you will receive a Redemption Amount that is equal to the amount of your investment in the securities.

Example 3: Because the arithmetic average of the Reference Index levels on the Valuation Dates is 1000, the Final Level decreases by 20% from the Initial Level.  The determination of the Redemption Amount when the Final Level is less than the Initial Level is as follows:

Redemption Amount = Principal * (1.0 + Index Return)

Redemption Amount = $1,000 * (1.0 + (Final Level-Initial Level)/Initial Level), subject to a maximum loss of -10%

Redemption Amount = $1,000 * (1.0 + (- 0.10))

Redemption Amount = $900

In this example, at maturity you will receive a Redemption Amount that is less than the amount of your investment in the securities, but because of the maximum loss feature of the securities, the loss is capped at -10%.

Selected Purchase Considerations

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PRESERVATION OF 90% OF CAPITAL AT MATURITY — You will receive at least 90% of the principal amount of your securities if you hold the securities to maturity, regardless of the performance of the Reference Index.  Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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APPRECIATION POTENTIAL IF THE REFERENCE INDEX RETURN IS POSITIVE — If the Final Level is greater than the Initial Level, for each $1,000 principal amount security, you will receive at maturity in addition to your principal a payment equal to $1,000 x the Index Return.

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CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS — Please refer to ‘‘Certain United States Federal Income Tax Considerations’’ in this term sheet for a discussion of certain U.S. federal income tax considerations for making an investment in the securities.

Selected Risk Considerations

An investment in the securities involves significant risks.  Investing in the securities is not equivalent to investing directly in the Reference Index or any of the component stocks of the Reference Index.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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THE SECURITIES ARE ONLY 90% PRINCIPAL PROTECTED — The principal protection feature of the securities only covers 90% of your initial investment.  If the Reference Index declines below the Initial Level, you may lose up to 10% of your initial investment.

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THE SECURITIES DO NOT PAY INTEREST — We will not pay interest on the securities.  You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Redemption Amount at maturity is based on the appreciation or depreciation of the Reference Index.  If the Final Level is less than the Initial Level, you may lose up to 10% of the principal amount of your securities at maturity.  Such return at maturity may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.  Even if the Final Level is equal to or greater than the Initial Level, the return payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

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AN INVESTMENT IN THE SECURITIES IS NOT THE SAME AS AN INVESTMENT IN THE STOCKS UNDERLYING THE REFERENCE INDEX OR A SECURITY DIRECTLY LINKED TO THE REFERENCE INDEX — The payment of dividends on the stocks which comprise the Reference Index generally has no effect on the calculation of the Reference Index.  Therefore, the return on your investment based on the percentage change in the Reference Index is not the same as the total return based on the purchase of those underlying stocks.  As an investor in the securities, you will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that comprise the Reference Index.

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THE FORMULA FOR DETERMINING THE REDEMPTION AMOUNT DOES NOT TAKE INTO ACCOUNT ALL DEVELOPMENTS IN THE REFERENCE INDEX PRIOR TO THE VALUATION DATES — Changes in the level of the Reference Index during the term of the securities before the Valuation Dates on which the Final Level is calculated may not be reflected in the calculation of the Redemption Amount payable at maturity.  The calculation agent will calculate the Redemption Amount by comparing only the Initial Level and Final Level, which is the arithmetic average of the Reference Index levels on the Valuation Dates.  No other Reference Index levels will be taken into account.  As a result, you may receive only 90% of the principal amount at maturity even if the Reference Index has risen at certain times during the term of the securities before falling to a level equal to or below the Initial Level on the Valuation Dates.

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THERE MAY BE POTENTIAL CONFLICTS OF INTEREST — We, Credit Suisse Securities (USA) LLC, and/or any other affiliate may from time to time buy or sell stocks comprising the Reference Index or derivative instruments related to the Reference Index for our or their own accounts in connection with our or their normal business practices.  Although we do not expect them to, these transactions could affect the price of such stocks or the value of the Reference Index, and thus affect the market price of the securities.

In addition, potential conflicts of interest may exist between the calculation agent and you, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to you.

Finally, we and our affiliates may, now or in the future, engage in business with the issuers of the stocks underlying the Reference Index, including providing advisory services.  These services could include investment banking and mergers and acquisitions advisory services.  These activities could present a conflict of interest between us or our affiliates and you.  We or our affiliates may have also published and may in the future publish research reports regarding some or all of the issuers of the stocks comprising the Reference Index.  This research is modified periodically without notice and may express opinions or provide recommendations that may affect the market price of the stocks comprising the Reference Index and/or the level of the Reference Index and, consequently, the market price and the Redemption Amount payable at maturity of the securities.

The original issue price of the securities includes commissions paid to Credit Suisse Securities (USA) LLC and certain costs of hedging our obligations under the securities.  The subsidiaries through which we hedge our obligations under the securities expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Use of Proceeds and Hedging

We intend to use the net proceeds for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland.  Some or all of the net proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities.  Such hedging or trading activities on or prior to the pricing date and during the term of the securities (including on the final valuation date) could adversely affect the value of the Reference Index and, as a result, could decrease the amount you may receive on the securities at maturity.  Please refer to “Use of Proceeds and Hedging” on page PS-16 of the accompanying product supplement.

Historical Information

The following graph sets forth the historical performance of the S&P 500® Index based on the weekly Reference Index closing levels from January 2, 2003 through August 22, 2008.  The Reference Index closing level on August 27, 2008 was 1281.66.  We obtained the Reference Index closing levels below from Bloomberg Financial Markets, without independent verification.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical levels of the Reference Index should not be taken as an indication of future performance, and no assurance can be given as to the Reference Index closing level on any trading day during the term of the securities, including on the final valuation date.  We cannot give you assurance that the performance of the Reference Index will result in a return in excess of the principal amount.

S&P 500® Index

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

For further information on the S&P 500® Index, see “S&P 500® Index” in the accompanying underlying supplement.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations to U.S. holders (as described below) and certain U.S. federal income tax considerations to non-U.S. holders (as described below) relating to the purchase, ownership and disposition of the securities.  This discussion is limited to holders of securities who purchase the securities in connection with their original issue from us at the “issue price” of the securities (as described below) and who hold the securities as capital assets.

This discussion does not contain a complete analysis of all the potential tax considerations relating to the purchase, ownership and disposition of the securities.  In particular, this discussion does not address all tax considerations that may be important to you in light of your particular circumstances (such as the alternative minimum tax provisions) or under certain special rules.  Special rules may apply, for instance, to certain financial institutions, insurance companies, tax-exempt organizations, U.S. holders whose functional currency for U.S. federal income tax purposes is not the United States dollar, dealers in securities, persons who hold securities as part of a hedge, conversion or constructive sale transaction, or straddle or other integrated or risk reduction transaction, or persons who have ceased to be United States citizens or to be taxed as resident aliens.  In addition, the discussion does not apply to holders of securities that are partnerships.  This discussion also does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction.

This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations, and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect.  We cannot assure you that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax results described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal tax consequences of acquiring, holding or disposing of the securities.

PLEASE CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF ACQUIRING, HOLDING, CONVERTING OR OTHERWISE DISPOSING OF THE SECURITIES, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL OR FOREIGN TAX LAWS.

As used herein, the term “U.S. holder” means a beneficial owner of a security or our common stock that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States or of any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

As used herein, the term “Non-U.S. holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a nonresident alien fiduciary of a foreign estate or trust.

If a partnership (including for this purpose any entity treated as a partnership for U.S. tax purposes) is a beneficial owner of the securities, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership.  A holder of securities that is a partnership and partners in such partnership should consult their own tax advisors about the U.S. federal income tax consequences of holding and disposing of the securities.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY US FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES.  A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

U.S. Holders

Classification of the securities.  By acquiring the securities, you agree with us (in the absence of an administrative determination or judicial ruling to the contrary), for U.S. federal income tax purposes, to treat the securities as indebtedness that is subject to the regulations governing contingent payment debt instruments (the Contingent Debt Regulations) in the manner described below.  The remainder of this discussion assumes that the securities will be so treated and does not address any possible differing treatments of the securities.  However, no rulings have been sought from the IRS or a court with respect to any of the tax consequences discussed below.  Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein.  Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the securities.

Holders should consult their tax advisors concerning the tax treatment of holding the securities.

Accrual of Interest.  Under the Contingent Debt Regulations, actual cash payments on the securities, if any, will not be reported separately as taxable income, but will be taken into account under such regulations.  As discussed more fully below, the effect of these Contingent Debt Regulations will be to:

•	require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the securities;

•	require you to accrue original issue discount at the comparable yield (as described below); and

•	generally result in ordinary rather than capital treatment of any gain and to some extent loss, on the sale, exchange, repurchase, or redemption of the securities.

You will be required to accrue an amount of original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the securities, that equals:

•
the product of (i) the adjusted issue price (as defined below) of the securities as of the beginning of the accrual period and (ii) the comparable yield to maturity (as defined below) of the securities, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period; and

•	multiplied by the number of days during the accrual period that you held the securities.

The “issue price” of a security will be the first price at which a substantial amount of the securities is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.  The adjusted issue price of a security will be its issue price increased by any original issue discount previously accrued, determined without regard to any adjustments to original issue discount accruals described below and decreased by the projected amounts of any payments previously made with respect to the securities (although, as indicated below, no amount is (for federal income tax purposes) projected to be paid prior to the Maturity Date).

Under the Contingent Debt Regulations, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the securities.  We have determined the comparable yield of the securities based on the rate, as of the initial issue date, at which we would issue a fixed rate debt instrument with no contingent payments but with terms and conditions similar to the securities.  Accordingly, we have determined that the comparable yield is an annual rate of 3.3470%, compounded semi-annually.

We are required to furnish to you the comparable yield and solely for tax purposes, a projected payment schedule that estimates the amount and timing of contingent interest payments (generally the redemption amount in excess of par paid upon the Maturity Date).  For purposes of this determination — and only for purposes of this determination, which is required for federal income tax purposes — we have assumed that the securities will not be called and will be held until the Maturity Date.  Accordingly, the projected payment schedule attached as Exhibit A  indicates that you will receive no interest until the Maturity Date, at which time the projected payment amount includes $         of interest.  For U.S. federal income tax purposes, you must use the comparable yield and the schedule of projected payments in determining your original issue discount accruals (and the adjustments thereto described below) in respect of the securities, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the IRS.

The comparable yield and the projected payment schedule are provided solely for the U.S. federal income tax treatment of the securities and do not constitute a projection or representation regarding the actual amount of the payments on a security.

Adjustments to Interest Accruals on the securities.  If the actual contingent payment received on the Maturity Date differs from the projected payment, adjustments will be made for the difference.  If such payment exceeds the projected payment, you will incur a positive adjustment equal to the amount of such excess.  Such positive adjustment will be treated as additional original issue discount in such taxable year.  If, however, such payment is less than the amount of projected payment, you will incur a negative adjustment equal to the amount of such deficit.  A negative adjustment will:

•	first, reduce the amount of original issue discount required to be accrued in the current year;

•
second, any negative adjustment that exceeds the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the securities; and

•	third, any excess negative adjustment will reduce the amount realized on a sale, exchange, or redemption of the securities.

A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.

Sale, Exchange, or Redemption.  Upon the sale, exchange, or redemption of a security, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the security.  Any gain on a security generally will be treated as ordinary income.  Loss from the disposition of a security will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the securities.  Any loss in excess of that amount will be treated as capital loss, which generally will be long-term if the securities were held for more than one year.  The deductibility of net capital losses by individuals and corporations are subject to limitations.

Special rules apply in determining the tax basis of a security.  Your basis in a security is generally your original purchase price for the security increased by original issue discount (before taking into account any adjustments) you previously accrued on the securities and reduced by the projected amount of any payments previously scheduled to be made (without regard to the actual amount paid).

Non-U.S. Holders

Withholding Tax on Payments on Securities.  The payment of principal and interest (including amounts taken into income under the accrual rules described above under “–U.S. Holders”) on a security by us or any paying agent of ours to you will not be subject to the 30% U.S. federal withholding tax.

Except to the extent otherwise provided under an applicable tax treaty, you generally will be taxed in the same manner as a U.S. holder with respect to interest and original issue discount on a security if such amounts are effectively connected with a U.S. trade or business of yours.  Effectively connected interest and original issue discount received by a Non-U.S. holder which is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or, if applicable, a lower treaty rate), subject to certain adjustments.  Such effectively connected amounts will not be subject to withholding tax if the holder delivers a Form W-8ECI to the payor.

Backup Withholding and Information Reporting

Payments of interest or the proceeds of the sale or other disposition of, the securities may be subject to information reporting and U.S. federal backup withholding tax if the recipient of such payment fails to comply with applicable United States information reporting or certification requirements.  Any amount withheld from a payment to a U.S. holder under the backup withholding rules is allowable as a credit against the holder’s U.S. federal income tax, provided that the required information is furnished to the IRS.

Benefit Plan Investor Considerations

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Internal Revenue Code of 1986, (the “Code”), impose certain requirements on (a) employee benefit plans subject to Title I of ERISA, (b) individual retirement accounts, Keogh plans or other arrangements subject to Section 4975 of the Code, (c) entities whose underlying assets include “plan assets” by reason of any such plan’s or arrangement’s investment therein (we refer to the foregoing collectively as “Plans”) and (d) persons who are fiduciaries with respect to Plans.  In addition, certain governmental, church and non-U.S. plans (“Non-ERISA Arrangements”) are not subject to Section 406 of ERISA or Section 4975 of the Code, but may be subject to other laws that are substantially similar to those provisions (each, a “Similar Law”).

In addition to ERISA’s general fiduciary standards, Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and persons who have specified relationships to the Plan, i.e., “parties in interest” as defined in ERISA or “disqualified persons” as defined in Section 4975 of the Code (we refer to the foregoing collectively as “parties in interest”) unless exemptive relief is available under an exemption issued by the U.S. Department of Labor.  Parties in interest that engage in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and Section 4975 of the Code.  We, and our current and future affiliates, including Credit Suisse Securities (USA) LLC and the calculation agent, may be parties in interest with respect to many Plans.  Thus, a Plan fiduciary considering an investment in securities should also consider whether such an investment might constitute or give rise to a prohibited transaction under ERISA or Section 4975 of the Code.  For example, the securities may be deemed to represent a direct or indirect sale of property, extension of credit or furnishing of services between us and an investing Plan which would be prohibited if we are a party in interest with respect to the Plan unless exemptive relief were available under an applicable exemption.

In this regard, each prospective purchaser that is, or is acting on behalf of, a Plan, and proposes to purchase securities, should consider the exemptive relief available under the following prohibited transaction class exemptions, or PTCEs: (A) the in-house asset manager exemption (PTCE 96-23), (B) the insurance company general account exemption (PTCE 95-60), (C) the bank collective investment fund exemption (PTCE 91-38), (D) the insurance company pooled separate account exemption (PTCE 90-1) and (E) the qualified professional asset manager exemption (PTCE 84-14).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide a limited exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider exemption”).  There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the securities.

Each purchaser or holder of a security, and each fiduciary who causes any entity to purchase or hold a security, shall be deemed to have represented and warranted, on each day such purchaser or holder holds such securities, that either (i) it is neither a Plan nor a Non-ERISA Arrangement and it is not purchasing or holding securities on behalf of or with the assets of any Plan or Non-ERISA arrangement; or (ii) its purchase, holding and subsequent disposition of such securities shall not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any provision of Similar Law because such purchase, holding and subsequent disposition is covered by PTCE 96-23, 95-60, 91-38, 90-1 or 84-14, the service provider exemption or a similar exemption from a Similar Law prohibition.

Fiduciaries of any Plans and Non-ERISA Arrangements should consult their own legal counsel before purchasing the securities.  We also refer you to the portions of the prospectus addressing restrictions applicable under ERISA, the Code and Similar Law.

Each purchaser of a security will have exclusive responsibility for ensuring that its purchase, holding and subsequent deposition of the security does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law.  Nothing herein shall be construed as a representation that an investment in the securities would meet any or all of the relevant legal requirements with respect to investments by, or is appropriate for, Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

Underwriting

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to Credit Suisse Securities (USA) LLC.

The distribution agreement provides that Credit Suisse Securities (USA) LLC is obligated to purchase all of the securities if any are purchased.

Credit Suisse Securities (USA) LLC proposes to offer the securities at the offering price and will receive the underwriting discounts and commissions set forth on the cover page of this term sheet. Credit Suisse Securities (USA) LLC may allow the same discount on the principal amount per security on sales of such securities of other brokers or dealers. If all of the securities are not sold at the initial offering price, Credit Suisse Securities (USA) LLC may change the public offering price and other selling terms.

Please refer to “Underwriting” on page PS-29 of the accompanying product supplement.

Credit Suisse